Exhibit 5.A

IZUMI GARDEN TOWER

6-1, ROPPONGI 1-CHOME, MINATO-KU

TOKYO 106-6036, JAPAN

TEL: (03) 6888-1000 http://www.andersonmoritomotsune.com _________________
BEIJING OFFICE BEIJING FORTUNE BUILDING, ROOM 709 NO. 5, DONG SAN HUAN BEI LU CHAO YANG QU, BEIJING 100004 PEOPLE’S REPUBLIC OF CHINA TEL: 86 (10) 6590-9060 FAX: 86 (10) 6590-9062
November 1, 2006

Koji Omi

Minister of Finance

Tokyo, Japan

Development Bank of Japan

Tokyo, Japan

Dear Sirs:

Referring to the issue by Development Bank of Japan (hereinafter referred to as “DBJ”) of ¥25,000,000,000 principal amount of 2.30% Guaranteed Bonds Due March 19, 2026 (hereinafter referred to as the “Debt Securities”) and the guarantee of the Debt Securities by Japan, we have acted as counsel for DBJ and Japan, and we advise you as follows:

We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Debt Securities and the guarantee thereof by Japan will be authorized. We have also examined such other documents, matters and laws as we have deemed relevant.

We advise you that it is our opinion that when the Debt Securities have been executed on behalf of DBJ by the facsimile signature of Takeshi Komura, Governor of DBJ, when the guarantee of the Debt Securities by Japan has been endorsed on the Debt Securities bearing the facsimile signature of Koji Omi, Minister of Finance, when the Debt Securities have been duly authenticated by The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch under the Fiscal Agency Agreement relating to the Debt Securities (as amended by the Supplemental Agreement thereto) (hereinafter referred to as the “Fiscal Agency Agreement”), and when the Debt Securities have been delivered and paid for, the Debt Securities will have been duly authorized, executed, authenticated and issued by DBJ, and will constitute the valid and legally binding obligations of DBJ entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Debt Securities by Japan will have been duly authorized in accordance with the Constitution and laws of Japan and will constitute the valid, legally binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged (we express no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the Debt Securities or said guarantee).

The undersigned hereby consents to the use of their name as it occurs under the caption “Validity of Securities” in the Prospectus Supplement dated November 1, 2006, to the Prospectus dated April 21, 2006 constituting a part of the Registration Statement (No. 333-133356) filed by DBJ and Japan with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The undersigned further consents to the filing of this opinion as an Exhibit to an Amendment No. 1 to DBJ’s Annual Report on Form 18-K for the fiscal year ended March 31, 2006.

Yours very truly,

/s/ Anderson Mori & Tomotsune
Anderson Mori & Tomotsune